Exhibit 10.28

OSIRIS THERAPEUTICS, INC.

Consulting Agreement

November, 1995

Gentlemen:

This letter confirms our agreement between Osiris Therapeutics, Inc. (“the Company”) and Friedli Corporate Finance AG (“Friedli”) in connection with the investments by Friedli in the Company and to provide financial consulting services pursuant to the following procedures, terms and conditions:

1.             Term

The Company hereby retains Friedli, and Friedli hereby accepts such engagement, for a term commencing on November 1, 1995 and terminating on November 1, 2002, or such earlier date upon which this Agreement or specific duties under this Agreement shall terminate.

2.             The Company’s Obligation

(a)           At Friedli’s request, the Company will furnish written quarterly status reports to Friedli describing both, positive and negative events, until such time as the Company becomes public.

(b)                                 At Friedli’s request, the Company as its own expenses will make presentations to investors in Switzerland and Luxembourg.

3.             First Right of Refusal

The Company grants Friedli the first right of refusal of any new equity or debt financing with thirty (30) days written notice to Friedli.

4.             Proxy and other Shareholder Material

The Company agrees to mail proxy and any other shareholder material for any ordinary or extraordinary shareholder meeting to the Friedli investors at least thirty (30) days in advance.

5.             IPO Allocation

The Company agrees to provide a preemptive right to Friedli to allocate 10% of the offering in case of an IPO.

6.             Expenditure Veto Right

The Company agrees, that Friedli has the veto right on any single capital expenditure or single contract of US$500,000 or more until a new equity investment of $5,000,000 or more is completed after the closing of the Series D Preferred Stock financing.

7.             Duties and Representations of Friedli

(a)           Friedli shall provide services to the Company in the form of consultation, advice and assistance upon the reasonable request of the Company and at such times as are convenient to Friedli in its reasonable discretion.  Such services may include, but are not limited to, (i) providing general business, financial and investment advice to the Company during the term of this Agreement, and (ii) serving as a liaison between Friedli clients/investors and the Company by disseminating information, including proxy and other shareholder material, to such investors on behalf of the Company.

(b)           Friedli agrees to use its best efforts in performing the foregoing services.

8.             Compensation

(a)           In consideration of the services to be provided by Friedli hereunder, the

Company shall pay Friedli US$ 4,000 per month upon the instructions of Peter Friedli.

(b)           The Company will also pay Friedi upon request up to US$ 15,000 per year for expenses such as travelling, etc.

9.             Status of Consultant

                                                Friedli agrees to render services to the Company as an independent contractor to, and not as an employee, of the Company.  Friedli acknowledges and agrees, that it will be an independent contractor for all purposes including, but not limited to, payroll and tax purposes, and that Friedli shall not represent itself to be an employee or officer of the Company.

10.           Termination

                                                This agreement may be terminated by the Company or Friedli upon thirty (30) days prior written notice to the other party.  If terminated by the Company, the full balance through November 1, 2002 of the consulting fee will be immediately due.

11.           Confidentiality

                                                Except as the Company may otherwise consent for Company’s benefit,  Friedli agrees to keep confidential and not to disclose or make any use of at any time either during or subsequent to the term of this Agreement, any inventions, trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other information pertaining to the Company or any of its affiliates.

12.           Assignment

                                                The terms of this Agreement shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns.  This Agreement may not be assigned by the Company or Friedli without the prior written consent of the other part hereto.

13.           Governing Law

                                                This Agreement shall be governed by the laws of the State of Maryland without giving effect to principles of conflicts of law.

14.                                 Counterparts

                                                This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

If the foregoing is in accord with your understanding of our agreement, please sign in the space provided below and return a signed copy of this letter to the Company.

Sincerely,

OSIRIS THERAPEUTICS, INC.

By:	/s/ James S. Burns
James S. Burns, President & CEO

Accepted and agreed:
FRIEDLI CORPORATE FINANCE AG

By:	/s/ Peter Friedli
Peter Friedli

OSIRIS THERAPEUTICS, INC.

[LOGO]

OSIRIS

January, 2002

Gentlemen:

This letter confirms the amendment of Section 1 of the Consulting Agreement between Osiris Therapeutics, Inc. and Friedli Corporate Finance AG.  As approved by the Board of Directors at the telephonic meeting of December 4, 2001, the termination date of the Consulting Agreement is hereby amended to extend for an additional 5 year period to November 1, 2007.  All other provision of the November, 1995 Consulting Agreement remain in force pursuant to the stated procedures, terms and conditions.

Sincerely,

OSIRIS THERAPEUTICS, INC.

By:	/s/ Alfred Seidel
Alfred Seidel, CEO

Date:	1/22/02

Accepted and agreed:

FRIEDLI CORPORATE FINANCE AG

By:	/s/ Peter Friedli
Peter Friedli

Date:	Feb. 8/02

July 15, 2002

Gentlemen:

This letter confirms the amendment of Section 1 of the Consulting Agreement between Osiris Therapeutics, Inc. and Friedli Corporate Finance AG.  As approved by a unanimous written consent of the Board of Directors today, the termination date of the Consulting Agreement is hereby amended to extend to December 31, 2008.  All other provisions of the November 1995 Consulting Agreement remain in force pursuant to the stated procedures, terms and conditions.

Sincerely,

OSIRIS THERAPEUTICS, INC.

By:	/s/ Alfred E. Seidel
Alfred E. Seidel, CEO

Date:	July 15, 2002

Accepted and agreed:
FRIEDLI CORPORATE FINANCE AG

By:	/s/ Peter Friedli
Peter Friedli

Date:	July 16, 2002

OSIRIS THERAPEUTICS, INC.

[LOGO]

OSIRIS

August 26, 2005

Peter Friedli

Friedli Corporate Finance

Freigustrasse 5

8002 Zürich

Switzerland

Dear Peter,

Please let this letter serve as a formal request to extend the current consulting agreement between Friedli Corporate Finance and Osiris Therapeutics, Inc. for an additional three years.  The terms of this extension will be the same as the current agreement.

Sincerely,

/s/ C. Randal Mills

C. Randal Mills, Ph.D.
President and Chief Executive Officer	December 31, 2011